 Exhibit 99.2

Masco Corporation
Unaudited Pro Forma Consolidated Financial Information
On February 18, 2020, Masco Corporation (“Masco”) completed the previously-announced sale (the “Transaction”) of Masco Cabinetry LLC, a Delaware limited liability company (“Cabinetry”) to ACProducts, Inc., a Delaware corporation (“ACPI”). The purchase price for the Transaction was $1 billion, consisting of $850 million in cash and preferred stock issued by ACProducts Holdings, Inc., a Delaware corporation and holding company of ACPI, with a liquidation preference of $150 million. The Transaction closed in accordance with the terms of the securities purchase agreement entered into on November 14, 2019.
We determined that the sale of Cabinetry (the "Separation") represented a strategic shift that will have a major effect on our operations and financial results, as this business represented all of our cabinet businesses and all remaining businesses in our previously reported Cabinetry Products segment.
The unaudited pro forma condensed consolidated statement of operations has been prepared as though the Separation occurred on January 1, 2019. The following unaudited pro forma condensed consolidated balance sheet of Masco as of December 31, 2019 has been prepared as though the Separation occurred on December 31, 2019.
The unaudited pro forma consolidated financial statements are for illustrative purposes only, and do not reflect Masco’s financial position or results of operations had the Separation occurred on the date indicated and are not necessarily indicative of Masco’s future financial position and future results of operations.  Beginning with Masco’s annual report for 2019, Cabinetry's historical financial results for periods prior to the Separation were reflected in Masco’s consolidated financial statements within discontinued operations.
The information in the Cabinetry Business’ Separation column of the unaudited pro forma condensed consolidated statement of operations was derived from Masco’s audited financial statements for the year ended December 31, 2019, adjusted to include certain costs that are directly attributable to the Cabinetry business and are factually supportable, and to exclude corporate overhead costs that were previously allocated to the Cabinetry business. The information in the Cabinetry Business’ Separation column of the unaudited pro forma condensed consolidated balance sheet was derived from Masco’s audited financial statements as of December 31, 2019, adjusted to include certain assets and liabilities that are directly attributable to the Cabinetry business and are factually supportable.
The Pro Forma Adjustments column in the unaudited pro forma condensed consolidated balance sheet reflects additional pro forma adjustments which are described in the accompanying notes.
These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the related notes to these financial statements and with Masco’s historical consolidated financial statements and the related notes included in Masco’s previous filings with the Securities and Exchange Commission.

MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(In millions, except per share amounts)

	Masco Historical	Cabinetry Business' Separation (A) (B)	Notes	Pro Forma Masco Continuing Operations
Net Sales	$6,707	$—		$6,707
Cost of sales	4,336	—		4,336
Gross profit	2,371	—		2,371
Selling, general and administrative expenses	1,274	—		1,274
Impairment charge for other intangible assets	9	—		9
Operating profit	1,088	—		1,088
Interest expense	(159)	—		(159)
Other, net	(15)	—		(15)
Income from continuing operations before income taxes	914	—		914
Income tax expense	230	—		230
Income from continuing operations	$684	$—		$684

Income from continuing operations attributable to Masco Corporation	$639	$—		$639

Basic income per common share attributable to Masco Corporation:
Income from continuing operations	$2.21			$2.21
Weighted average shares outstanding	287			287

Diluted income per common share attributable to Masco Corporation:
Income from continuing operations	$2.20			$2.20
Weighted average shares outstanding	288			288

MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2019
(In millions, except share and per share amounts)

	Masco Historical	Cabinetry Business' Separation (A)	Pro Forma Adjustments	Notes	Pro Forma Masco Continuing Operations
ASSETS
Current assets:
Cash and cash investments	$697	$850	$—		$1,547
Receivables	997	—	—		997
Inventories	754	—	—		754
Prepaid expenses and other	90	—	—		90
Assets held for sale	173	(173)	—		—
Total current assets	2,711	677	—		3,388
Property and equipment, net	878	—	—		878
Operating lease right-of-use assets	176	—	—		176
Goodwill	509	—	—		509
Other intangible assets, net	259	—	—		259
Other assets	139	150	—		289
Assets held for sale	355	(355)	—		—
Total assets	$5,027	$472	$—		$5,499

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$697	$—	$—		$697
Notes payable	2	—	—		2
Accrued liabilities	700	—	16	(C)	716
Liabilities held for sale	149	(149)	—		—
Total current liabilities	1,548	(149)	16		1,415
Long-term debt	2,771	—	—		2,771
Other liabilities	751	—	—		751
Liabilities held for sale	13	(13)	—		—
Total liabilities	5,083	(162)	16		4,937
Equity:
Common shares - $1 par value; Authorized shares: 1,400,000,000; Issued and outstanding: 275,600,000	276	—	—		276
Preferred shares authorized: 1,000,000; Issued and outstanding – None	—	—	—		—
Paid-in capital	—	—	—		—
Retained (deficit) equity	(332)	634	(16)	(D)	286
Accumulated other comprehensive loss	(179)	—	—		(179)
Total Masco Corporation’s shareholders’ (deficit) equity	(235)	634	(16)		383
Noncontrolling interest	179	—	—		179
Total equity	(56)	634	(16)		562
Total liabilities and equity	$5,027	$472	$—		$5,499

MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A)
The information in the Cabinetry Business' Separation column of the unaudited pro forma condensed consolidated statement of operations was derived from Masco’s audited financial statements for the year ended December 31, 2019, adjusted to include certain costs that are directly attributable to the Cabinetry business and are factually supportable, and to exclude corporate overhead costs that were previously allocated to the Cabinetry business. The information in the Cabinetry Business' Separation column of the unaudited pro forma condensed consolidated balance sheet was derived from Masco’s audited financial statements as of December 31, 2019, adjusted to include certain assets and liabilities that are directly attributable to the Cabinetry business and are factually supportable. The Cabinetry Business' Separation column also reflects the $850 million cash proceeds and $150 million of preferred stock based on the liquidation preference received in conjunction with the sale of Cabinetry.

(B)
Amounts reported in Masco's Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on February 11, 2020, which presents the results of operations of the Cabinetry business as discontinued operations. Therefore, no adjustments for this business are necessary.

(C)
Reflects additional one-time transaction costs of $16 million expected to be incurred subsequent to December 31, 2019. One-time transaction costs incurred by Masco for the year ended December 31, 2019 was $8 million.  Masco expects to incur and pay an aggregate of approximately $24 million of one-time transaction costs associated with the Separation, including legal and advisory costs.

(D)
Shareholders’ (deficit) equity was adjusted for the pro forma adjustments specified in Notes (A) and (C), including the $850 million of cash and $150 million of preferred stock based on the liquidation preference received in conjunction with the sale of Cabinetry.

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